UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2021

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30930 Russell Ranch Road, Suite 300, Westlake Village, California 91362

(Address of principal executive offices) (Zip Code)

(818) 661-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MNKD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to MidCap Credit Facility

On April 22, 2021, MannKind Corporation (“MannKind”) and MannKind’s wholly owned subsidiaries, MannKind LLC (“MannKind LLC”), and QrumPharma, Inc. (“Qrum,” and collectively with MannKind and MannKind LLC, the “Company”), entered into an Amendment No. 7 to Credit and Security Agreement (the “MidCap Amendment”) with MidCap Financial Trust, as agent, and the lenders party thereto from time to time, pursuant to which the parties amended the Credit and Security Agreement, dated August 6, 2019 (the “MidCap Credit Facility”) to (i) increase the amount available under the third advance from $25.0 million to $60.0 million and extend the date through which the third advance is available to June 30, 2022, (ii) amend the conditions to the third advance of $60.0 million being available to draw, including certain milestone conditions associated with Tyvaso DPI™, (iii) remove MannKind’s obligation to issue a warrant to purchase shares of MannKind’s common stock upon drawing down the third advance, (iv) provide for an exit fee of $1.0 million in connection with a $10.0 million partial prepayment of the MidCap Credit Facility, and waive the unaccrued portion of the original exit fee and prepayment penalties that would otherwise have been due with the partial prepayment, (v) extend the interest-only period until September 1, 2023, at which time principal on each term loan advance is payable in 24 equal monthly installments, and extend the maturity date until August 1, 2025, (vi) amend the financial covenant relating to trailing 12 month minimum Afrezza Net Revenue (as defined in the MidCap Credit Facility) to eliminate the requirement to test compliance so long as the Company has $90.0 million or more of unrestricted cash, (vii) decrease the minimum cash covenant from $30.0 million to $10.0 million at all times and eliminate the minimum cash covenant in the event that Tyvaso DPI™ is approved by the FDA, (viii) decrease the interest rate on any amounts outstanding, now or in the future, under the MidCap Credit Facility, (ix) permit the Company to make certain acquisitions subject to requirements as set forth in the MidCap Amendment, and (x) permit the Company to make investments of up to an additional $9.0 million so long as the Company has $90.0 million or more of unrestricted cash following such investment. Concurrent with entering into the MidCap Amendment, the Company made a $10.0 million principal prepayment against outstanding term loans under the MidCap Credit Facility and paid a related $1.0 million exit fee as described above.

The foregoing description of the MidCap Amendment does not purport to be complete and is qualified in its entirety by reference to the MidCap Amendment, a copy of which is attached as Exhibit 99.1 to this report.

Prepayment of the Mann Group Non-Convertible Note and Amendment of the Mann Group Convertible Note

On April 22, 2021, the Company repaid the entire principal amount of $35,050,750 outstanding under the Promissory Note issued by MannKind to Mann Group, LLC (the “Mann Group”) dated August 6, 2019 (the “Mann Group Non-Convertible Note”), together with all accrued and unpaid interest thereon. In connection with the repayment of the Mann Group Non-Convertible Note, MannKind also paid all of the accrued and unpaid interest due on the Convertible Promissory Note issued by MannKind to the Mann Group, dated August 6, 2019 (the “Mann Group Convertible Note”).

MannKind also entered into an Amendment No. 1 to Convertible Promissory Note (the “Mann Group Note Amendment”) with the Mann Group, pursuant to which the parties amended the Mann Group Convertible Note to (i) reduce the interest rate from 7.0% to 2.5% effective on April 22, 2021, and (ii) extend the maturity date from November 3, 2024 to December 31, 2025.

The foregoing description of the Mann Group Note Amendment does not purport to be complete and is qualified in its entirety by reference to the Mann Group Note Amendment, a copy of which is attached as Exhibit 99.2 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Amendment No. 7 to Credit and Security Agreement, dated April 22, 2021 by and among MannKind Corporation, MannKind LLC, QrumPharma, Inc., and MidCap Financial Trust

99.2	Amendment No. 1 to Convertible Promissory Note, dated April 22, 2021 by and between MannKind Corporation and Mann Group, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION

Date: April 26, 2021	By:	/s/ David Thomson
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary